Exhibit 99.2

TO:	Arrival EMPLOYEES
FROM:	Denis Sverdlov & Avinash Rugoobur
DATE:	November 18, 2020
SUBJECT:	Important Business Development Update
ATTACHMENT:	Final Press Release PDF & Trading Restrictions Letter

Dear Arrival team,

We have some exciting news to share about the company’s future.

Arrival is at an exciting moment in its journey. Over the next few years we will begin launching Microfactories around the world that produce our best in class products for our customers and cities. To enable this we have been considering a variety of ways to ensure Arrival is fully funded to execute our strategy in the long term. We have chosen to do this via a merger with a Special Purpose Acquisition Company (SPAC). SPACs are companies that raise money from public market investors and then “merge” with a private operating company to provide the private business with a cash infusion and an alternative route to becoming a public company.

We are pleased to announce today that we will be combining with our SPAC partner, CIIG Merger Corp. (NASDAQ: CIIC). We went through an extensive process to select a SPAC partner that met our criteria: size, segment, management team, long term vision and willingness to contribute to the company’s growth. We selected CIIG given their alignment with our company strategy and strong management team. CIIG will partner with us long term and their CEO, Peter Cuneo (who is the ex-CEO of Marvel), brings a wealth of public company experience and will be joining our board.

Over the last few weeks, CIIG & Arrival have successfully signed commitments for $400MM in equity from an impressive group of institutional investors includingFidelity, BNP Paribas and Wellington.

The funds raised will be combined with up to $260M that CIIG had already raised from its existing investors for a total of up to $660M. We believe this will enable us to execute our business plan over the next three years to achieve profitability. Our goal is to finalize the combination in early Q1 2021, following the SEC (US Securities and Exchange Commission) review process and the satisfaction or waiver of the closing conditions, including the approval of the CIIG stockholders.

At that time, Arrival’s new holding company, Arrival Group, will become a publicly traded company, which we expect to be listed on NASDAQ under a new ticker: ARVL. Notwithstanding that Arrival Group’s stock will be publicly traded, vested ARVL shares held by all Arrival employees may be sold after the lockup period ends. This lockup period is generally six months after the closing of the business combination.

This milestone is a great indicator of the value and potential of Arrival to our customers and society. We would not be in this position today without the hard work of everyone at Arrival. Our employees, past and present, have been a huge part of the company’s success and you should be extremely proud of your part in making this possible.

We must prepare quickly and efficiently for this new chapter. Becoming a public company necessitates us being more mindful of our new status and aware of both the opportunities and the risks associated with it. This change will demand of us greater accountability, diligence and reporting; consistently executing to targets; more formal and deliberate communications and information-sharing; and a higher expectation of behaviour both as a company and as individuals therein. At the same time it significantly enhances our ability to scale our technology and operations and accelerate our growth.

We are therefore asking that everyone continues to keep themselves laser-focused on the task at hand: exceeding our targets and delivering results. This transaction does not finish, and we do not get the capital, until closing. For this reason, these next few months remain critical to our long-term success, and we must execute with precision.

We’ve always been proud of our transparent culture but we also need everyone to exercise a greater degree of discretion and confidentiality externally. Today’s news will generate interest from customers, partners, the media and our shareholders and we will be reaching out to these important stakeholders to share this exciting development in a coordinated fashion. If you receive any inquiries, including from former Arrival employees, please do not share ANY information, and instead, forward them to ir@arrival.com. Please do not reply to any inquiries, comment to the press, or share any company information outside, even with your friends and family. Not even spouses. This is not an arbitrary ask — it is a legal mandate that we are obligated to follow during this process.

We also realize that you will have a lot of questions. We will continue to communicate with you as things evolve; however, many of the questions we will not be able to answer yet. There will be a lot of public disclosure in the coming weeks that you will have access to and there will be many other forms of additional communication. Please bear with us over the next 90 days as we work through a very complex process, bring it to success, and get the information we need to answer your questions. We will continue to hold regular company updates and will aim to answer questions during those discussions. If you have additional questions after November 18, please send your question(s) to q@arrival.com. We will consolidate all questions in this account and answer them as answers become available (we want to make sure to provide the right information, within the limits of what we are legally able to provide). It is important that you refrain from discussing these topics over Telegram, text, social media or email (other than by using the dedicated address).

We are thrilled that we’re embarking on this journey together. It wouldn’t be possible without you, and we have faith that we will all rise to meet the challenge together. Many folks have worked extremely hard to make this deal possible, including (but not limited to) Daniel, Mike, Tim, Victoria and Nicola and we want to do a special call out to their extremely long days and nights over the last several months. This is an extremely exciting time, however even when we are public and have the capital, what’s most important is not our share price, but bringing our transformative products to customers and creating positive impact for cities and communities around the world. So let’s keep focused on our core principles and culture no matter what comes next and this will ensure ongoing success for the company, teams and the teams and employees within Arrival.

In summary:

•

We expect to become a public company in Q1 2021, listed on the NASDAQ, following the satisfaction of the closing conditions to the transaction, including the approval of the transaction by CIIG’s shareholders.

•

Do not disclose or post any information about the transaction or about our company (including our products) on social media or otherwise in a public way, except that you may share or post information that we have previously shared or posted on social media, our website or via press release. Please do not add any additional commentary about the transaction or the company if you re-post or share such information.

•

Please be mindful and careful with non-public information. Do not share non-public information with people within Arrival whose jobs don’t require them to have that information, or to people outside of Arrival, even with your family and friends. Details are in the attached letter titled: “Trading Restrictions Letter.pdf”

•	Do not buy shares and warrants of CIIG (NASDAQ: CIIC, CIICW, CIICU). Details are in the attached letter titled: “Trading Restrictions Letter.pdf”

You will be able to sell your vested shares and shares you receive upon exercise of any vested options under your Employee Incentive Plans after the lockup period ends. This lockup period is generally six months after the closing of the business combination. Before you plan to sell any securities, you must wait for the official announcement of the end of the lockup period.

Congratulations to all on this important milestone and we look forward to speaking with you all soon!

Sincerely,

Denis & Avinash

Additional Information and Where to Find It

In connection with the proposed transaction, Arrival Group, a subsidiary of Arrival that will become the holding company of CIIG and Arrival as of the closing of the proposed transaction, is expected to file a registration statement on Form F-4 (the “Form F-4”) with the U.S. Securities and Exchange Commission (the “SEC”) that will include a proxy statement of

CIIG that will also constitute a prospectus of Arrival Group. CIIG and Arrival Group urge investors, stockholders and other interested persons to read, when available, the Form F-4, including the preliminary proxy statement/prospectus and amendments thereto and the definitive proxy statement/prospectus and documents incorporated by reference therein, as well as other documents filed with the SEC in connection with the proposed transaction, as these materials will contain important information about Arrival Group, Arrival, CIIG and the proposed transaction. Such persons can also read CIIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for a description of the security holdings of CIIG’s officers and directors and their respective interests as security holders in the consummation of the proposed transaction. When available, the definitive proxy statement/prospectus will be mailed to CIIG’s and Arrival’s stockholders. Stockholders will also be able to obtain copies of such documents, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: CIIG Merger Corp., 40 West 57th Street, 29th Floor, New York, NY 10019 or Arrival S.à r.l., 1, rue Peternelchen, L-2370 Howald, Luxembourg.

Participants in Solicitation

CIIG, Arrival Group and Arrival and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of CIIG’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of CIIG’s directors and executive officers in CIIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 27, 2020. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of CIIG’s stockholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus for the proposed transaction when available. Information concerning the interests of CIIG’s participants in the solicitation, which may, in some cases, be different than those of CIIG’s equity holders generally, will be set forth in the proxy statement/prospectus relating to the proposed transaction when it becomes available.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the benefits of the proposed transaction, the anticipated timing of the proposed transaction, the products offered by Arrival and the markets in which it operates, and Arrival Group’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of CIIG’s securities, (ii) the risk that the transaction may not be completed by CIIG’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by CIIG, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the business combination agreement by the stockholders of CIIG and Arrival, the satisfaction of the minimum trust account amount following redemptions by CIIG’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, (vi) the impact of COVID-19 on Arrival’s business and/or the ability of the parties to complete the proposed transaction; (vii) the effect of the announcement or pendency of the transaction on Arrival’s business relationships, performance, and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of Arrival and potential difficulties in Arrival employee retention as a result of the proposed transaction, (ix) the outcome of any legal proceedings that may be instituted against Arrival Group, Arrival or CIIG related to the business combination agreement or the proposed transaction, (x) the ability to maintain the listing of CIIG’s securities on the NASDAQ Stock Market, (xi) the price of CIIG’s and the post-combination company’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Arrival operates, variations in performance across competitors, changes in laws and regulations affecting Arrival business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, (xiii) the risk of downturns and the possibility of rapid change in the highly competitive industry in which Arrival operates, (xiv) the risk that Arrival and its current and future collaborators are unable to successfully develop and commercialize Arrival’s products or services, or experience significant delays in doing so, (xv) the risk that the post-combination company may never achieve or sustain profitability; (xvi) the risk that the post-combination company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xvii) the risk that the post-combination company experiences difficulties in managing its growth and expanding operations, (xviii) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations; (xix) the risk that the utilization of Microfactories will not provide the expected benefits due to, among other things, the inability to locate appropriate buildings to use as Microfactories, Microfactories needing a larger than anticipated factory footprint, and the inability of Arrival to deploy Microfactories in the anticipated time frame; (xx) the risk that the orders that have been placed for vehicles, including the order from UPS, are cancelled or modified; (xxi) the risk of product liability or regulatory lawsuits or proceedings relating to Arrival’s products and services; (xxii) the risk that Arrival is unable to secure or protect its intellectual property; and (xxiii) the risk that the post-combination company’s securities will not be approved for listing on the NASDAQ Stock Market or if approved, maintain the listing. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of CIIG’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, the registration statement on Form F-4 and proxy statement/prospectus discussed above and other documents filed by CIIG from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Arrival Group, Arrival and CIIG assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Arrival Group, Arrival nor CIIG gives any assurance that either Arrival Group, Arrival or CIIG will achieve its expectations.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of CIIG, Arrival or Arrival Group, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or exemptions therefrom.

PRIIPs / Prospectus Regulation /IMPORTANT - EEA AND UK RETAIL INVESTORS - The ordinary shares to be issued by Arrival Group in the proposed transaction (the “Ordinary Shares”) are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 (this Regulation together with any implementing measures in any member state, the “Prospectus Regulation”). Consequently, no offer of securities to which this announcement relates, is made to any person in any Member State of the EEA which applies the Prospectus Regulation who are not qualified investors for the purposes of the Prospectus Regulation, is made in the EEA and no key information document required by Regulation (EU) No. 1286/2014 (as amended the “PRIIPs Regulation”) for offering or selling the Ordinary Shares or otherwise making them available to retail investors in the EEA or in the United Kingdom will be prepared and therefore offering or selling the Ordinary Shares or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.